Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2007

	Boise Cascade Holdings L.L.C.	Boise Paper Products (a)	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Sales
Trade	$4,797,795	$1,636,605	$—		$3,161,190
Related parties	615,661	695,998	119,689	(b)	39,352
	5,413,456	2,332,603	119,689		3,200,542
Costs and expenses
Materials, labor and other operating expenses	4,705,325	1,948,230	119,689	(b)	2,837,432
			(39,352	) (c)

Fiber costs from related parties	—	39,352	39,352	(c)	—
Depreciation, amortization, and depletion	123,909	84,649	—		39,260

Selling and distribution expenses	285,633	59,488	—		226,145
General and administrative expenses	84,062	44,549	—	(d) (e)	39,513
Other (income) expense, net	(5,693)	(4,142)	—		(1,551)
	5,193,236	2,172,126	119,689		3,140,799

Income from operations	220,220	160,477	—		59,743

Equity in earnings of equity investment	—	—	2,393	(f)	2,393
Foreign exchange gain (loss)	4,451	1,184	—		3,267
Change in fair value interest rate swaps	3,733	—	—		3,733
Contingent value rights			(10,606	) (g)	(10,606)
Interest expense	(96,802)	—	77,376	(h) (i)	(21,160)
			(1,734	) (j)
Interest income	4,083	697	6,020	(k)	9,406
	(84,535)	1,881	73,449		(12,967)

Income before income taxes	135,685	162,358	73,449		46,776
Income tax provision	(7,988)	(2,767)	—		(5,221)

Net income	$127,697	$159,591	$73,449		$41,555

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2007

	Boise Cascade Holdings L.L.C.	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
ASSETS

Current
Cash	$57,623	$(38,000	) (a)	$324,450
		1,278,449	(c)
		(4,100	) (d)
		(924,488	) (e)
		(33,400	) (f)
		(6,000	) (g)
		(5,634	) (k)
Receivables
Trade, less allowances	115,209	—		115,209
Related parties	9	—		9
Other	7,458	10,606	(h)	18,064
Inventories	342,015	—		342,015
Assets held for sale	1,853,039	38,000	(a)	—
		(17,277	) (b)
		(1,873,762	) (c)
Other	5,426	—		5,426
	2,380,779	(1,575,606)		805,173

Property
Property and equipment, net	313,117	14,050	(b)	327,167
Fiber farms and deposits	24,010	—		24,010
	337,127	14,050		351,177

Deferred financing costs	23,074	(17,878	) (e)	11,196
		6,000	(g)
Goodwill	12,170			12,170
Intangible assets	9,668			9,668
Investment in Boise Inc.	—	346,398	(c)	305,267
		(41,131	) (c)

Related party note receivable	—	38,220	(c)	38,220
Other assets	11,374	3,227	(b)	12,001
		(2,600	) (f)

Total assets	$2,774,192	$(1,229,320)		$1,544,872

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2007

	Boise Cascade Holdings L.L.C.	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
LIABILITIES AND CAPITAL

Current
Short-term borrowing	$10,500	$(10,500	) (e)	$—
Current portion of long-term debt	47,250	(47,250	) (e)	—
Accounts payable
Trade	141,502	1,000	(b)	142,502
Accrued liabilities
Compensation and benefits	36,909	—		36,909
Interest payable	7,140	(3,425	) (e)	3,715
Taxes payable to members	—	200,000	(i)	200,000
Other	29,959	21,211	(h)	71,170
		20,000	(j)
Liabilities related to assets held for sale	331,636	(1,000	) (b)	—
		(330,636	) (c)
	604,896	(150,600)		454,296

Debt
Long-term debt, less current portion	1,113,313	(863,313	) (e)	250,000
	1,113,313	(863,313)		250,000

Other
Compensation and benefits	46,981	(4,100	) (d)	42,881
Other long-term liabilities	17,097	(5,634	) (k)	11,463
	64,078	(9,734)		54,344

Commitments and contingent liabilties

Redeemable Equity Units
Series B equity units	16,992	(6,832	) (j)	10,160
Series C equity units	9,489	(3,916	) (j)	5,573
	26,481	(10,748)		15,733

Capital
Series A equity units	78,463	—		78,463
Series B equity units	876,693	(194,925	) (l)	681,768
Series C equity units	10,268	—		10,268
Total capital	965,424	(194,925)		770,499

Total liabilities and capital	$2,774,192	$(1,229,320)		$1,544,872

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On February 22, 2008, Boise Cascade, L.L.C. (Boise Cascade), our wholly owned direct subsidiary, sold the Paper and Packaging & Newsprint assets (the Sale) and most of our Corporate and Other assets to Aldabra 2 Acquisition Corp. (Aldabra) for cash and securities equal to a base purchase price of approximately $1.6 billion, plus working capital adjustments.  As part of the transaction, Aldabra changed its name to Boise Inc.  After the transaction, Boise Cascade continues to own 100% of our Wood Products and Building Materials Distribution segments, and we own approximately 49% of Boise Inc.’s shares.

The unaudited pro forma condensed consolidated financial statements present Boise Cascade Holdings, L.L.C. (BC Holdings) pro forma financial position and results of operations derived from the audited financial statements of BC Holdings.   The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2007, gives effect to the Sale as if it was consummated on January 1, 2007.  The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007, gives effect to the Sale as if it occurred on December 31, 2007.

The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements and notes of BC Holdings.  The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred if the Sale had been consummated on the dates indicated or of the financial position or operating results that may be obtained in the future.  Some decisions regarding the disposition and use of sale proceeds have not yet been made.  Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

1.  Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

a.               To reflect $38 million of cash contributed to Boise Inc. immediately prior to the Sale.

b.              To adjust the “Assets held for sale” and “Liabilities related to assets held for sale” to exclude the assets not sold and the liabilities not assumed in the transaction.

c.               To record the pro forma disposition of the Paper, Packaging & Newsprint, and most of the Corporate and Other segments, including the elimination of assets and liabilities held for sale and to reflect $1,278.4 million estimate of cash proceeds, a $38.2 million note receivable from Boise Inc., and $346.4 million of stock, net of our reinvestment in Boise Inc.

(in millions)

Cash consideration	$1,252.4
Cash reimbursement for financing fees paid on behalf of Boise Inc. (see note f)	26.0
Total cash consideration	1,278.4
Stock consideration (1)	346.4
Note receivable from Boise Inc. (2)	38.2
1,663.0
Selling expenses paid on behalf of Boise Inc. (see note f)	(26.0)
Boise Cascade selling expenses	(10.0)
Sales proceeds, net of selling expenses	1,627.0
Net book value of assets and liabilities sold	(1,543.1)
83.9
49%
Gain deferred as a reduction of Boise Inc. investment	$41.1

Gain recognized	$42.8

1)              The measurement of the stock consideration received was impacted by the following factors:

i)                 The Purchase and Sale Agreement states that the actual price paid per share will equal the average per share closing price of Aldabra common stock for the 20 trading days ending on the third trading day immediately prior to the consummation of the Acquisition.  However, since the average per share price of the stock during the 20 trading days was below the $9.54 floor provided in the purchase agreement, we determined a new measurement date in accordance with Issue No. 2 of EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.  We calculated a $9.15 average price per share based on a reasonable period before and after the Acquisition measurement date.

ii)              The value of the stock consideration received will be reduced by a discount for the lack of marketability.  The discount results from the fact that the stock delivered as consideration is not registered for resale.  We are in the process of quantifying the discount and as a result, the discount has not been included in the table above.

2)              In connection with the transaction, we received a subordinated 15.75% promissory note that compounds quarterly and matures in 2015.   The note will be further adjusted for the amount by which BC Holdings’ paper and packaging and newsprint businesses’ net working capital is greater or less than $329 million.

d.              To reflect the payment of amounts payable under the deferred compensation agreements for employees terminated in connection with the Sale.

e.               To reflect the payment of $921.1 million of debt, $3.4 million of accrued interest, and the write-off of $17.9 million of deferred financing costs related to the debt as follows (in millions):

			Deferred
		Accured	Financing
	Debt (1)	Interest	Costs
Short-term borrowings	$10.5	$—	$—
Revolving credit facility	—	0.5	11.2
Tranche E term loan	521.1	0.1	3.0
Delayed-draw term loan	199.5	—	2.6
Borrowing secured by receivables	40.0	0.6	0.1
Senior debt repayments	771.1	1.2	16.9

7.125% senior subordinated notes	150.0	2.2	1.0
Total debt repayments	$921.1	$3.4	$17.9

1)              We are required to present the unaudited pro forma condensed consolidated balance sheet as of December 31, 2007, giving effect to the Sale as if it occurred on December 31, 2007.  In the table above, we reflect $771 million of senior debt repayments with the proceeds from the Sale.  However, in connection with the close of the Sale on February 22, 2008, we repaid approximately $926 million of senior debt.  Had we been able to pro forma $926 million of senior debt outstanding at the transaction date instead of the $771 million outstanding at December 31, 2007, our pro forma cash balance would have been approximately $170 million instead of the $324 million shown on the unaudited pro forma condensed consolidated balance sheet.  We accrued approximately $200 million for tax distributions to our equity holders based on the estimated net taxable gain on the transaction (see note 1i) and approximately $20 million to redeem participants in our Management Equity Unit Plan that terminate employment with us in connection with the transaction (see note 1j).

The size of the asset disposition tender offer under the 7.125% senior subordinated notes depends on, among other things, the aggregate amount of cash proceeds from the transaction, the expenses related to the transaction, the aggregate tax liability related to the transaction, and the requirements of the indenture governing the notes.  Based on preliminary estimates, we expect the asset disposition tender offer to exceed $150 million.  For purposes of these unaudited condensed pro forma financial statements, we assumed we paid down $150 million of the $400 million of 7.125% senior subordinated notes outstanding at December 31, 2007.

f.                 To reflect the payment of approximately $36 million of costs, $26 million of financing costs paid on behalf of Boise Inc. (of which we were reimbursed in the cash proceeds) and $10 million of estimated costs directly related to the sale, of which approximately $2.6 million were deferred on our December 31, 2007, consolidated balance sheet.  See note c. above for more information.

g.              To record $6 million of deferred financing costs incurred in connection with the borrowings under our new credit facility.

h.              To record a liability for the estimated fair value of the contingent value rights (CVRs) Boise Cascade and Terrapin Partners Venture Partnership issued to holders of Aldabra stock.  Because Boise Cascade and Terrapin Partners Venture Partnership are jointly and severally liable to the investors for the CVR payment, we recorded 100% of the fair value of the liability.  In addition, since each party is individually liable for 50% of the CVR payment, we recorded a receivable from Terrapin Partners Venture Partnership for 50% of the liability.  In the unaudited pro forma condensed consolidated balance sheet, we measured the liability associated with the CVRs based on $1.00 per CVR, the maximum amount Boise Cascade and Terrapin Partners would be required to pay.

i.                  To reflect estimated tax distributions payable to our equity holders based on the net gain on the Sale after transaction and debt retirement costs.

j.                  In connection with the transaction, approximately 75 participants in our Management Equity Plan terminated employment with us.  These employees collectively hold 6.7 million Series B and 16.1 million Series C units.  On February 28, 2008, we exercised our call option, which notified the participants in the Plan of our intent to repurchase their equity units.  This entry reflects the estimated liability associated with the redemption assuming that the we redeemed all of the equity units held by employees terminated in connection with the Sale.

k.               In connection with the transaction, we unwound our interest rate swaps.  This entry is to remove the liability related to interest rate swaps recorded on the December 31, 2007, balance sheet and record the cash that would have been used to unwind the swaps at December 31, 2007.

l.                  To record the impact of the balance sheet adjustments as an adjustment to capital.

2.  Adjustments to the Unaudited Pro Forma Condensed Consolidated Income Statement

a.               To eliminate the historical revenues and expenses of the Paper, Packaging & Newsprint, and Corporate and Other segments.

b.              To adjust related party sales to reflect sales to Boise Paper Products.

c.               To adjust fiber cost purchases from related parties.

d.              The total annual corporate and other segment EBITDA losses (including finance, accounting, information technology, and some human resources functions) estimated for running the business on a stand-alone basis is approximately $16 million per year.  The pro forma financial statements reflect $15 million of EBITDA losses in the corporate and other segment.  Since the incremental $1 million of EBITDA losses is an estimate that is not currently factually supportable, it has not been included in the pro forma adjustments.

e.               Compensation expense related to the incremental costs associated with adjusting the value of the immature equity units (units for which the investor has not been subject to the risks and rewards of ownership for at least six months after vesting occurs) to redemption value on the date the sale is completed is not reflected in the pro forma condensed consolidated statement of income since it is not expected to have a continuing impact on operations.  In connection with the Sale, we expect to recognize approximately $4 million to $5 million of non cash compensation expense.

f.                 To record the equity in Boise Inc. pro forma earnings, after taxes, related to our 49% investment.

g.              To record expense related to the CVRs discussed in note 1h. above.

h.              To adjust interest expense, excluding amortization of deferred financing costs, as follows (dollars in millions):

	Principal	Interest	Interest
	Amount	Rate	Expense

Revolving credit facility	$—	N/A	$—
7.125% senior subordinated notes	250.0	7.125%	17.8

Interest, excluding amortization of deferred financing costs			17.8
Ongoing fees on credit facilities			1.6
Total cash interest expense			$19.4

i.                  The write-off of deferred financing costs associated with the debt retired with the proceeds from the Sale is not reflected in the pro forma condensed consolidated statement of income since it is not expected to have a continuing impact on operations.

j.                  To record amortization of deferred financing costs.

k.               To record related party interest income related to the subordinated promissory note receivable from Boise Inc.   See note 1c. above for more information.

l.      The estimated gain on the Sale is not reflected in the pro forma condensed consolidated statement of income since it is not expected to have a continuing impact on operations.  See note 1c. for more information.